Pega Expands Current Share Repurchase Program

CAMBRIDGE, Mass. – June 8, 2021 – Pegasystems Inc. (NASDAQ: PEGA), the software company that crushes business complexity, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program (the “Current Repurchase Program”). Under this expansion, the expiration date of the Company’s current stock repurchase program will be extended from June 30, 2021 to June 30, 2022, and the amount of stock the Company is authorized to repurchase has been increased from approximately $21.7 million, the amount remaining in the current program, to $60 million.

At the Company's discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act, and may establish, modify, or terminate this and other such plans (collectively, the "10b5-1 Plan"). Shares that are repurchased under the Current Repurchase Program will be repurchased under the 10b5-1 Plan.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the annual and applicable quarterly periods ending between June 30, 2021 and December 31, 2022.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the Company’s current expectations, including statements regarding the Company’s plans and expectations with respect to its current share repurchase program. The Company assumes no obligation, and does not intend, to update these forward-looking statements because of future events or developments. Factors that could cause actual events or results to differ materially from those contained in such forward-looking statements include future alternative uses for cash, changes in our stock price, and general economic and business conditions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. Additional information concerning these and other risk factors are contained in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2020. These documents are available on the Company’s website at http://www.pega.com/about/investors.

About Pegasystems
Pega delivers innovative software that crushes business complexity so our clients can make better decisions and get work done. We help the world’s leading brands solve their biggest business challenges: maximizing customer lifetime value, streamlining customer service, and boosting operational efficiency. Pega technology is powered by real-time AI and intelligent automation, while our scalable architecture and low-code platform help enterprises adapt to rapid change and transform for tomorrow. For more information on Pegasystems (NASDAQ:PEGA), visit www.pega.com.

Press contact:

Lisa Pintchman
Pegasystems Inc.
lisa.pintchman@pega.com
(617) 866-6022
Twitter: @pega

Investor contact:
Garo Toomajanian
ICR for Pegasystems Inc.
pegainvestorrelations@pega.com
(617) 866-6077

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